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                                                                   EXHIBIT 99.1


[RUSSELL CORPORATION LOGO]

For Immediate Release:                     Contact:  Roger Holliday (Financial)
                                                     (678) 742-8181
                                                     Nancy Young (Media)
                                                     (678) 742-8118


                RUSSELL REPORTS THIRD QUARTER SALES AND EARNINGS
                                   ---------
       Sales gains led by Activewear; EPS benefits from lower effective tax rate; Adjusts full year guidance


ATLANTA, GA (October 28, 2004) - Russell Corporation (NYSE: RML) today reported fiscal 2004 third quarter sales of $422.7 million, an increase of 8.9% over the same period a year ago. The Company also reported a 45% increase in earnings to $26.9 million, or $.82 per diluted share, versus $18.5 million, or $.56 per diluted share for the third quarter of 2003.

Third quarter sales, a record for any quarter in the company's history, reflect a 3.7% increase in the Company's ongoing business in addition to approximately $20.4 million dollars in incremental sales from acquisitions owned for less than a year. Sales gains were recorded in the Activewear Group, the Athletic Group and the International segment.

"We are pleased that we have continued to increase sales, profitability and market share in our Activewear business, where the gains were led by double-digit sales increases in the Artwear market," said Jack Ward, chairman and chief executive officer. "Sales increases were more modest in the Athletic Group, due to some softness at certain retailers."

Gross profit was $121.8 million, or a 28.8% gross margin, for the 2004 third quarter versus a gross profit of $112.6 million, or a 29.0% gross margin, in the prior year. The positive impact of increased revenues and cost improvements was affected by higher year-over-year costs of fiber, transportation, energy and other increased costs, as well as continued pricing pressure.

Selling, general and administrative expenses ("SG&A") for the 2004 third quarter were $78.3 million, or 18.5% of net sales, versus $73.6 million, or 19.0% of net sales, in the comparable period last year.

Operating income increased by 17% to $44 million in the third quarter of 2004. The dilution of the Huffy Sports acquisition amounted to approximately $.02 per share in the quarter.

For the third quarter of 2004, the effective tax rate was 23.3%, reflecting a $4.5 million benefit resulting from the closure of federal tax audits for 2002 and prior years.


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YEAR-TO-DATE RESULTS

For the nine months ended October 3, 2004, net sales were up $80.3 million to $964.2 million, a 9.1% increase over the prior year's sales of $883.9 million. Gross profit was $266.8 million, or a 27.7% gross margin, for the first nine months of fiscal 2004 versus a gross profit of $252.8 million, or a 28.6% gross margin, in the prior year. SG&A expenses for the first nine months of fiscal 2004 were $196.1 million, or 20.3% of net sales, versus $181.5 million, or 20.5% of net sales, in the comparable period last year.

Operating income for the first nine months of 2004 increased $7.4 million, or 10.8%, over the like period of 2003.

On a year-to-date basis, for the period ended October 3, 2004, net income increased $9.0 million to $37.6 million, or $1.15 per diluted share, versus $28.6 million, or $.87 per diluted share, in the comparable period last year.

OUTLOOK

"We continue to be pleased with our progress in integrating the recent acquisitions of American Athletic, Inc. ("AAI") and Huffy Sports into our Spalding organization. In addition to solidifying Russell's position as a leading branded athletic and sporting goods company, these businesses provide a broader array of products for both our retail and team partners," said Ward. "With our current breadth and depth of sporting goods products and brands, we anticipate additional opportunities across new markets, customers and categories. We also expect to capitalize on our position as the largest basketball equipment company in the world."

Russell continues to expect that sales for the 2004-year will fall in the range of $1.30 billion to $1.33 billion, a 9% to 12% increase over the $1.186 billion recorded in 2003. Additionally, the Company now expects to report fiscal 2004 earnings of $1.45 to $1.55 on a fully diluted per share basis. Fourth quarter 2004 earnings are now expected to be in the $.30 to $.40 range on a diluted per share basis, including dilution of approximately 6 cents per share in the quarter from the acquisition of Huffy Sports and other special projects and activities.

"The benefits of anticipated sales increases and ongoing savings initiatives are expected to be offset in the fourth quarter by increases in fiber, transportation and energy, start-up costs associated with the new Merendon facility in Honduras and continued pricing pressures in the Artwear market," said Ward. Additionally, the Company expects to record an effective tax rate in the 35% to 36% range in the fourth quarter.

Ward added, "Looking into next year, we intend to provide 2005 guidance of our expected sales and EPS increases in our year-end conference call, after completion and approval of the 2005 annual business plan."

For fiscal 2005, the expected sales increases, ongoing cost savings programs, and the benefits of lower year-over-year cotton prices are expected to be partially offset by continued pricing pressure, year-


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over-year cost increases in polyester fibers, transportation, energy, pension and medical insurance expenses, as well as other costs. The construction of the Merendon textile facility in Russell's Honduran operating company continues to be on schedule for a first quarter 2005 start-up, with full capacity expected to be achieved in the first half of 2006.

It is further anticipated that the implementation of a new international operating structure will result in an effective tax rate of 34% or below for fiscal 2005. The effective tax rate is expected to vary quarter by quarter based on the actual profit results by entity and country, and does not assume any tax benefit from the American Jobs Creation Act of 2004.

CONFERENCE CALL INFORMATION

Management will have a conference call today, October 28, 2004, at 8:30 a.m. Eastern Time to discuss the third quarter results. The call may be accessed at
(877) 264 -7865 (domestically), and (706) 634-4917 (internationally), using conference call ID number 1659215. The call will also be simultaneously web cast via the Investor Relations homepage of the Company's website at http://www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

ABOUT RUSSELL CORPORATION

Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company's brands include Russell Athletic(R), JERZEES(R), Spalding(R), AAI(R), Huffy Sports(R), Mossy Oak(R), Bike(R), Moving Comfort(R), Dudley(R), Sherrin(R), Cross Creek(R) and Discus(R). The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.

FORWARD LOOKING STATEMENT

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "continue", "could", "may", "plan", "project", "predict", "will" and similar expressions and include references to assumptions that Russell believes are reasonable and relate to its future prospects, developments and business strategies. Factors that could cause Russell's actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks related to Russell's overall acquisition strategy, including the acquisitions of AAI and Huffy Sports; (b) risks related to Russell's ability to realize synergies from the combination of AAI, Huffy Sports and Spalding; (c) Russell's ability to achieve sales growth through expanded or new business with new or existing customers; (d) changes in customer demand for Russell's products, significant competitive activity and related pricing pressure; (e) raw material price volatility and increases in pension, medical insurance and other operating costs; (f) risks related to start-up of Russell's textile facility in Honduras; and (g) other risk factors listed in Russell's reports filed with the Securities and Exchange Commission from time to time. Russell undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Russell's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements.


                              - Tables to follow -


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                              RUSSELL CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                             13 WEEKS                 13 WEEKS                39 WEEKS                 39 WEEKS
                                               ENDED                    ENDED                   ENDED                    ENDED
                                              10/3/04                  10/5/03                 10/3/04                  10/5/03
                                            ------------             ------------            ------------             ------------
                                             (UNAUDITED)              (UNAUDITED)             (UNAUDITED)              (UNAUDITED)

Net sales                                   $    422,656             $    388,001            $    964,220             $    883,909
Cost of goods sold                               300,853                  275,394                 697,439                  631,094
                                            ------------             ------------            ------------             ------------
      Gross profit                               121,803                  112,607                 266,781                  252,815

Selling, general and
      administrative expenses                     78,258                   73,627                 196,050                  181,504
Other (income) expense - net                        (443)                   1,382                  (5,179)                   2,801
                                            ------------             ------------            ------------             ------------
      Operating income                            43,988                   37,598                  75,910                   68,510

Interest expense, net                              8,222                    7,826                  23,163                   22,436
Non-controlling interest                             666                       --                     940                       --
                                            ------------             ------------            ------------             ------------

      Income before income taxes                  35,100                   29,772                  51,807                   46,074

Provision for income taxes                         8,161                   11,313                  14,175                   17,508
                                            ------------             ------------            ------------             ------------

       Net income                           $     26,939             $     18,459            $     37,632             $     28,566
                                            ============             ============            ============             ============

Weighted-average common shares
      outstanding:
      Basic                                   32,691,064               32,451,194              32,639,512               32,337,036
      Diluted                                 32,901,106               32,815,822              32,861,790               32,692,172

Net income per common share:
      Basic                                 $       0.82             $       0.57            $       1.15             $       0.88
      Diluted                               $       0.82             $       0.56            $       1.15             $       0.87

Cash dividends per common share             $       0.04             $       0.04            $       0.12             $       0.12


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                              RUSSELL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                              10/3/04             1/3/04              10/5/03
                                                                            -----------         -----------         -----------
                                                                            (UNAUDITED)             (1)             (UNAUDITED)

ASSETS
Current assets:
     Cash                                                                   $    37,361         $    20,116         $    22,480
     Accounts receivable, net                                                   289,325             175,514             272,927
     Inventories                                                                385,203             346,946             357,692
     Prepaid expenses and other current assets                                   18,354              15,938              13,248
     Income tax receivable                                                        2,799              14,585                  --
                                                                            -----------         -----------         -----------

           Total current assets                                                 733,042             573,099             666,347

Property, plant & equipment, net                                                316,077             303,234             307,858

Other assets                                                                    151,003             144,777             142,581
                                                                            -----------         -----------         -----------

           Total assets                                                     $ 1,200,122         $ 1,021,110         $ 1,116,786
                                                                            ===========         ===========         ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                       $   102,719         $    78,368         $    93,699
     Accrued expenses                                                            85,062              76,993              85,870
     Deferred income taxes                                                        6,615               5,165               5,647
     Income tax payable                                                              --                  --               4,319
     Short-term debt                                                             13,831               4,088               1,745
     Current maturities of long-term debt                                         4,405               5,000               2,500
                                                                            -----------         -----------         -----------

           Total current liabilities                                            212,632             169,614             193,780

Long-term debt, less current maturities                                         359,115             272,355             362,581

Deferred liabilities:
     Income taxes                                                                 6,604               6,609               9,377
     Pension and other                                                           53,119              57,668              52,198

Non-controlling interest                                                         13,015                  --                  --

Commitments and contingencies                                                        --                  --                  --

Stockholders' equity:
     Common stock, par value $.01 per share; authorized
         150,000,000 shares, issued 41,419,958 shares                               414                 414                 414
     Paid-in capital                                                             40,377              38,625              40,409
     Retained earnings                                                          746,801             713,310             700,028
     Treasury stock, at cost (8,752,669 shares at 10/3/04;
         8,897,075 shares at 1/3/04 and 8,940,671 shares at 10/5/03)           (203,976)           (208,038)           (209,951)
     Accumulated other comprehensive loss                                       (27,979)            (29,447)            (32,050)
                                                                            -----------         -----------         -----------
           Total stockholders' equity                                           555,637             514,864             498,850
                                                                            -----------         -----------         -----------

           Total liabilities & stockholders' equity                         $ 1,200,122         $ 1,021,110         $ 1,116,786
                                                                            ===========         ===========         ===========

(1) - Derived from audited financial statements.


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                              RUSSELL CORPORATION
                         UNAUDITED FINANCIAL HIGHLIGHTS
                             (DOLLARS IN THOUSANDS)


                                  13 WEEKS            13 WEEKS            39 WEEKS            39 WEEKS
                                   ENDED               ENDED               ENDED               ENDED
                                  10/3/04             10/05/03            10/3/04             10/05/03
                                  --------            --------            --------            --------

Domestic Segment
      Brand Groupings:
          Athletic                $182,925            $169,342            $413,981            $355,022
          Activewear               208,071             190,697             455,735             450,837
                                  --------            --------            --------            --------
                                   390,996             360,039             869,716             805,859
International Segment               31,660              27,962              94,504              78,050
                                  --------            --------            --------            --------
Consolidated total                $422,656            $388,001            $964,220            $883,909
                                  ========            ========            ========            ========